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Pricing Supplement dated June 11, 2003	                                              Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                                              File No. 333-84692
Prospectus Supplement dated April 4, 2002)

		TOYOTA MOTOR CREDIT CORPORATION

		Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $200,000,000			Trade Date: June 11, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: June 16, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $199,980,000
     Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Quarterly	 	    or Commission: 0.01%
Stated Maturity Date: June 17, 2004
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
  (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
  (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
       [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
       [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                    [X]  Telerate Page: 3750

    Initial Interest Reset Date: September 17, 2003	Spread (+/-): -0.07%
    Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
    Interest Reset Dates: September 17, 2003,	Maximum Interest Rate: N/A
 	  December 17, 2003, March 17, 2004
    Interest Payment Dates: March 17, June 17,	Minimum Interest Rate:  N/A
       September 17, December 17, commencing	Index Maturity: 3 month
       September 17, 2003			Index Currency: U.S.dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from June 16, 2003 to June 17, 2004
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]   The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	___________________________

		BNP PARIBAS

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		ADDITIONAL TERMS OF THE NOTES

Interest
  The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on June 12, 2003 minus 0.07%.


Plan of Distribution
  Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated June 11, 2003 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

  Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.